Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Deloitte & Touche LLP as New Independent Accounting Firm

Santa Clara, Calif. (February 23, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL) (the “Company”), a global leader in integrated silicon solutions, today announced that the Audit Committee of the Board of Directors of the Company approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for its fiscal year ended January 30, 2016, and the effectiveness of the Company’s internal control over financial reporting as of January 30, 2016.

In selecting a new auditor, the Audit Committee engaged in a competitive process and had discussions with several large accounting firms that the Audit Committee believed might be able to serve as auditor for a company of Marvell’s size and complexity. In selecting Deloitte, the Audit Committee determined that Deloitte is best qualified to serve as the Company’s independent registered public accounting firm because of its extensive experience with large U.S. multinational companies and the strength of its resources, including its national office.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions and Kinoma software enabling the “Smart Life and Smart Lifestyle.” From storage to Internet of Things (IoT), cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell and the M logo are registered trademarks of Marvell and/or its affiliates.